SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.   )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement    [ ]   Confidential, for use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-12

                           THISTLE GROUP HOLDINGS, CO.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X] No fee required
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:
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          (2) Aggregate number of securities to which transaction applies:
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          (3) Per unit price or other underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
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          (4) Proposed maximum aggregate value of transaction:
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          (5)  Total fee paid:
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  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount previously paid:
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          (2) Form, Schedule or Registration Statement No.:
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          (3) Filing Party:
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          (4) Date Filed:
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

                    [THISTLE GROUP HOLDINGS, CO. LETTERHEAD]


                                                                  March 20, 2002


                     DO NOT SIGN HOLTZSMAN'S BLUE PROXY CARD
                    ONLY VOTE THE WHITE CARD FROM YOUR BOARD


Dear Fellow Shareholder:

         A few days ago, you should have received Thistle Group Holdings' Annual Report, along with the proxy statement and WHITE proxy card solicited by your Board of Directors for the April 3, 2002 Annual Meeting of Shareholders. The Board of Directors and Management of Thistle Group Holdings, Co. (the "Company") requests that you please return the WHITE proxy card and vote FOR the Company's nominees.

         You may have received, or shortly will receive, proxy material and a BLUE proxy card from Seymour Holtzman, under the name "The Committee to Maximize Stockholder Value" (the "Dissident Group") seeking your vote to elect his slate of hand picked nominees to the Thistle Board. PLEASE DISCARD ANY BLUE PROXY CARD sent to you by the Dissident Group. Instead, please sign, date and mail the enclosed WHITE proxy card in the envelope provided.

         The Dissident Group contends that the Board of Directors is only concerned with their own personal compensation, not the value to stockholders. The directors and executive officers of the Company have beneficial ownership of approximately 1,124,000 or 16% of the Company. The Chief Executive Officer has beneficial ownership of over approximately 380,000 shares or 5.6% of the Company. As such, the Board of Directors has a greater interest in the value of the stock than the Dissident Group or any other individual stockholders.

         WE STRONGLY URGE YOU TO REJECT THE NOMINEES OF THE DISSIDENT GROUP AND DISCARD THE BLUE CARD.

     Contrary to assertions from the Dissident Group, your management has taken significant action to improve shareholder value over the last three years. These actions include the following:

o    Growth.  For the past four years,  the Company has concentrated on building
     ------
     the franchise value of the Bank, through the prudent deployment of capital. Set forth below is a chart outlining some achievements since the Company went public.

                          12/31/97       12/31/01        % Increase
                          -----------------------------------------
                               (In Millions)
Total Assets                277             720              160%
Loans (Net)                  97             259              167%
Deposits                    231             432               87%
Stockholders' Equity         28              85              203%
Banking Offices               6              12              100%

o    Branch  Expansion.  Our  strategic  plan  includes  the addition of two new
     -----------------
     banking branches per year. New branches are expected to add to earnings per share within 18 months and to provide a consistently growing earnings stream thereafter.

o    New Lending  and  Financial  Services,  Diversification  of Revenue.  Since
     -------------------------------------------------------------------
     December 31, 1997, we have grown our loan portfolio by approximately $162 million, or 167%. Additionally, we have gathered or acquired approximately $201 million in new deposits, representing growth of 87%. TGH Securities, a wholly-owned broker dealer was formed in May 2000 to serve institutional customers in the municipal note market. TGH Securities contributed $1.7 million and $705,000 to non-interest income for 2001 and 2000, respectively.

o    Payment  of  Dividends.  Since  1998 our  quarterly  dividend  program  has
     ----------------------
     increased 60% to $.08 per share for 2001 from $.05 per share for 1998. Our current dividend provides a yield of approximately 2.7%, based upon a trading price of $12 per share. A stockholder who purchased stock at the time the Company went public in 1998 has received a total of $.88 in dividends per share of stock or 8.8% on his or her original $10 investment.

o    Stock  Repurchases.  We have  consistently  implemented  open market  stock
     ------------------
     repurchase programs to build stockholder value. Since the Company's initial public offering in 1998, we have aggressively repurchased 2,620,000 shares of our stock at a total cost of approximately $23.6 million, reducing the Company's outstanding shares by approximately 30%. All of the stock repurchases have been at prices below book value and increase the value of your investment in the Company as this increases earnings per share and book value per share. The Company will continue to employ capital management strategies that result in increased shareholder value.


                                   THE HISTORY

         Since 1939, the Bank has served the deposit and loan needs of its community. As of December 31, 2001, the Company had 12 offices located in the Pennsylvania counties of Montgomery, Philadelphia, Chester and Wilmington, Delaware. At December 31, 2001, the Company had total assets, deposits, loans and mortgage-backed securities and stockholders' equity of approximately $720 million, $432 million, $558 million and $85 million, respectively. The Board of Directors believes that the Company has an excellent future and asks you to support the continued long-term growth of the Company and increased stockholder value by returning the enclosed WHITE proxy card in favor of the Company's nominees for director. Do not return a BLUE proxy card; even if you withhold your votes for the slate of directors of the Dissident Group, returning any BLUE proxy card may have an adverse effect on the Company's nominees.

         The Board and Management of the Company strongly believe that a "forced" sale of the Company by Holtzman and his group is not in the best interests of the Company or its shareholders. The Dissident Group led by Seymour Holtzman is comprised of short term speculators and certain entities controlled by him that, if successful, will seek a fire sale of the Company.

                           NOW IS NOT THE TIME TO SELL
                                  ---

         The Board of Directors strenuously disagrees with this strategy and believes that it would be premature to sell the Company when the benefits of its expansion and restructuring have not been realized.

         As noted in the 2001 Annual Stockholders Report, the Company has invested significant effort and resources during the past several years to diversity its financial operations and further develop the Company's infrastructure. Management believes that any perceived short-term gain realized by shareholders in a forced sale of the Company does not equal the long-term value of the Company. The Board believes any strategy limited to the immediate distressed sale of your Company will result in stockholders receiving significantly less than full value. It is in the best interests of shareholders to elect the Company's slate of nominees. All of the directors of your Company have been stockholders of the Company since going public. In contrast, the Dissident Group just purchased most of their stock just three months ago in December 2001.

         The three nominees for the Board of Directors proposed by the Company consist of three existing directors who are prominent business persons residing and working in the Philadelphia, Pennsylvania area, the corporate headquarters of the Company. The two nominees from the Dissident Group live outside of the market areas where the Company primarily does its business. The Company's nominees have the goal of continuing to increase the long-term franchise value of the Company for the benefit of shareholders/investors. In contrast, the Dissident Group has plainly stated that it intends to attempt to force a distressed sale of the Company.

         April 3, 2002 Annual Stockholders Meeting Date. The Dissident Group has
         ----------------------------------------------
criticized the Company for conducting its Annual Stockholders Meeting on April 3, 2002, instead of the middle of April as in prior years. The Dissident Group claims that it has been denied the opportunity to communicate with shareholders and that the Company changed the date from a previously announced date of April 17, 2002. Neither of these statements are true. The Company mailed its proxy materials and Annual Stockholders Report earlier than in prior years in order to provide stockholders ample opportunity to review the materials and vote at the Meeting. The Dissident Group nominated an opposing slate of directors on or about February 13, 2002. Upon receiving the Dissident Group's nominations for director, the Company immediately filed preliminary proxy materials with the SEC on February 15, 2002 with the date of the Meeting blank. The Dissident Group knew of its intent to nominate an opposing slate prior to the Company, and any delay in communicating with shareholders was caused by the Dissident Group's own delay in preparing proxy solicitation materials. Furthermore, the Board believes that an earlier Meeting date is in the best interests of stockholders of the Company and the customers of the Bank. Proxy battles by hostile shareholder groups, such as the Dissident Group, can be disruptive to the affairs of the Company. Conducting an earlier annual stockholders meeting is intended to minimize the disruption to the Company's business and allow us to continue our primary business of enhancing stockholder value and running the Company.

         On March 19, 2002, the Dissident Group filed a lawsuit against the Company and each of our directors. The suit seeks to prevent the Company from holding its annual meeting of stockholders on April 3, 2002. We believe the lawsuit is meritless and is designed to distract and confuse shareholders, customers and employees. As scheduled, we currently plan to hold the Annual Meeting of Stockholders at Williamson's Restaurant, One Belmont Avenue, Bala Cynwyd, Pennsylvania, on Wednesday, April 3, 2002 at 9:30 a.m.

         In the meantime, discard any blue card sent to you by Holtzman or his agents. DO NOT EVEN SEND BACK A BLUE CARD voting AGAINST Holtzman and his nominees-it may revoke an earlier card you voted with management. If you have returned the BLUE card, please sign, date and return the enclosed WHITE card to support your Company's directors.

         We appreciate your continued support and ask for your patience during the coming weeks. You are also likely to receive more mailings and phone calls from Holtzman and his proxy solicitor. If you have any questions about Thistle or voting please call John F. McGill, Jr. Chairman of the Board at (267) 385-2104 or our proxy solicitor Georgeson Shareholder Communications Inc. which is assisting us with this matter at (866) 800-0335 Toll-Free.

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  If you have any questions or need further assistance in voting your shares, please call:


                             GEORGESON SHAREHOLDER
                              COMMUNICATIONS, INC.

                17 State Street, 10th Floor, New York, NY 10004
                         Call Toll Free (866) 800-0335

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         On March 12, 2002,  the Company  filed with the SEC a definitive  proxy statement in connection with the Company's 2002 annual meeting of stockholders. Copies of the definitive proxy statement were mailed to stockholders on or about March 12, 2002. Stockholders are urged to read the definitive proxy statement and additional definitive soliciting material because they contain important information. Stockholders may obtain a free copy of the definitive proxy statement and other documents filed by the Company with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to the Company at 6060 Ridge Avenue,
Philadelphia,   Pennsylvania   19128-1696  or  calling   Georgeson   Shareholder
Communications, Inc.